Wright Express Corporation
Non-Employee Director Compensation Plan

Effective January 1, 2007

Adopted September 7, 2006

Annual Cash Retainers

The Company shall pay each non-employee board member the following annual retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts.

Non-Executive Chairman Cash Retainer	$127,500
Annual Director Cash Retainer (other than Non-Executive Chairman)	$35,000
Audit Committee Chair Cash Retainer	$25,000
Compensation Committee Chair Cash Retainer	$12,000
Governance Committee Chair Cash Retainer	$12,000

Meeting Attendance Fees

Board Meeting	$2,000
Committee Meeting	$2,000

Equity Retainers

All directors other than the Non-Executive Chairman shall, at the time of the Annual Stockholder’s Meeting (“ASM”), be granted a number of restricted stock units (“RSUs”) worth the equivalent of $70,000 at the then current stock price. Such RSUs will vest annually over a three year period.

The Non-Executive Chairman shall, at the time of the ASM, be granted a number of RSUs worth the equivalent of $127,500 at the then current stock price. Such RSUs will vest annually over a three year period.

New Director Equity Grants

All new directors shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of not less than $50,000 at the then current stock price. Such RSUs will vest annually over a three year period and will be granted at the next ASM after their appointment.

Fee Deferral

Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the Director only upon termination from Board Service.

Expense Reimbursement

Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Pro-ration of Annual Cash Retainers for New Directors

To the extent a director is appointed at a time other than the ASM, any Annual Cash Retainers will be prorated.